  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1997
                                           REGISTRATION STATEMENT NO. 333-29091

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 7
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  HYSEQ, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                               2835                        36-3855489
 (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

        670 ALMANOR AVENUE, SUNNYVALE, CALIFORNIA 94086 (408) 524-8100 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LEWIS S. GRUBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
        670 ALMANOR AVENUE, SUNNYVALE, CALIFORNIA 94086 (408) 524-8100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

            WILLIAM N. WEAVER, JR.                             DAVID J. SEGRE
           SACHNOFF & WEAVER, LTD.                    WILSON SONSINI GOODRICH & ROSATI
        30 S. WACKER DRIVE, 29TH FLOOR                       650 PAGE MILL ROAD
         CHICAGO, ILLINOIS 60606-7484                 PALO ALTO, CALIFORNIA 94304-1050
         TELEPHONE NO. (312) 207-1000                   TELEPHONE NO. (415) 493-9300

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC registration fee.......................................... $   13,417
      NASD filing fee...............................................      4,928
      Nasdaq National Market listing fee............................     47,819
      Blue Sky filing fees and expenses.............................      3,000
      Printing expenses.............................................    110,000
      Legal fees and expenses.......................................    250,000
      Accounting fees and expenses..................................    150,000
      Transfer Agent and Registrar fees and expenses................      2,500
      Miscellaneous expenses........................................    518,336
                                                                     ----------
        Total....................................................... $1,100,000
                                                                     ==========

--------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is a Nevada corporation, subject to the applicable indemnification provisions of the Nevada General Corporation Law (the "NGCL"). The NGCL requires the Company to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The NGCL permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer of director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The NGCL prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the NGCL may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud or a knowing violation of the law. The NGCL also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

  The Company's Amended and Restated Articles of Incorporation, as amended, and By-Laws eliminate personal liability of directors or officers for any expenses, claims, damages or liability incurred by reason of their position in the Company to the fullest extent allowed under the NGCL.

  The Company's By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he or she was or is a director, officer, employee or agent of the Company. In addition, the Company's By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company because he or she was or is a director, officer, employee or agent of the Company against expenses, actually and reasonably incurred if he or she acted in good faith, unless adjudged liable to the Company. Further, the Company's By-Laws provide that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise, in defense of any action, suit or proceeding referred to above or in defense of any claim, matter or issue therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

  The Company has entered into indemnification agreements with each of its officers and directors in which the Company agrees to indemnify and hold harmless the officer or director to the fullest extent permitted by applicable law against any and all reasonable attorneys' fees and all other reasonable expense, cost, liability and loss (including a mandatory obligation by the Company to advance reimbursement of legal fees and expenses) paid or reasonably incurred by such officer or director or on his or her behalf in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation not initiated by the officer or director that he or she believes in good faith might lead to a proceeding, inquiry or investigation (a "Proceeding"), because the officer or director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action or inaction by the officer or director in such capacity. However, the Company's obligation to indemnify the officer or director is subject to a determination by: (i) the Company's Board of Directors, by vote of the majority of disinterested directors; (ii) under certain circumstances, independent legal counsel appointed by the Board of Directors in a written opinion; (iii) stockholders of the Company; or (iv) a court of competent jurisdiction in a final, non-appealable adjudication, that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, the officer or director had no reasonable cause to believe that his or her conduct was unlawful.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Company and its directors and executive officers in the offering of the Common Stock registered hereby, and each person, if any, who controls the Company, for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since April 1994, the Company has issued the following securities that were not registered under the Securities Act:

  In an offering that commenced in April 1994, the Company sold 740,962 shares of Series A Preferred Stock for total consideration of $2,545,681 and issued warrants to purchase 418,114 shares of Common Stock at an exercise price of $3.42 per share. In June 1997, the Company issued 194,020 shares of Common Stock to the holder of a warrant representing 251,873 of the shares underlying the warrants in satisfaction of the exercise of such warrant.

  In June 1994, an officer of the Company was granted an option to purchase 345,600 shares of Common Stock at $1.56 per share in connection with his employment. In September 1996, the Company issued 19,200 shares of Common Stock to this officer upon the exercise of a portion of the option at $1.56 per share for total consideration of $30,000. In December 1996, the Company issued 48,000 shares of Common Stock to this officer upon the exercise of a portion of this option at $1.56 per share for total consideration of $75,000, which the officer borrowed from the Company. In March 1997, the Company issued 7,680 shares of Common Stock to this officer upon the exercise of a portion of the option at $1.56 per share for total consideration of $12,000. In June 1997, the Company issued 2,880 shares of Common Stock to this officer upon exercise of a portion of the option at $1.56 share for total consideration of $4,500.

  In August 1994, the Company granted options to two officers and one employee to purchase a total of 278,400 shares of Common Stock at $1.56 in connection with their employment.

  In September 1994, the Company issued 1,920 shares of Common Stock to a member of the Scientific Advisory Board ("SAB") upon the exercise of a portion of options granted in March 1994 at the exercise price of $0.78 per share for total consideration of $1,500.

  In November 1994, the Company granted options to purchase a total of 34,560 shares of Common Stock at an exercise price of $1.82 per share to two directors in consideration of their services.

  In an offering that commenced in May 1995, the Company sold 2,880,000 shares of Series A Preferred Stock for total consideration of $12,000,000 and issued warrants to purchase 202,800 shares at an exercise price of $4.17 per share and warrants to purchase 206,822 shares of Common Stock at an exercise price of $4.58 per share. Fahnestock & Co. Inc. acted as placement agent in connection with this offering. In consideration for placing 2,585,280 shares of Series A Preferred Stock, it received the aforementioned warrants to purchase 206,822 shares of Common Stock and a private placement fee equal to 7.0% of the gross proceeds from the sale of such shares. In June 1997, the Company issued 46,994 shares of Common Stock to the holder of a warrant representing 65,280 of the shares underlying the warrants in satisfaction of the exercise of such warrant.

  In December 1995, the Company issued 2,688 shares of Common Stock to an SAB member upon the exercise of a portion of options granted in March 1994 at the exercise price of $0.78 per share for total consideration of $2,100. In June 1997, the Company issued 2,496 shares of Common Stock to this SAB member upon the exercise of options granted in March 1994 and June 1996 at $0.78 and $4.17, respectively, for a total consideration of $5,200.

  In September and December 1996, the Company sold a total of 241,920 shares of Common Stock at $4.17 per share for total consideration of $1,008,000. An officer of the Company purchased 161,280 of these shares and two directors purchased a total of 80,640 these shares. The officer borrowed $672,000 from the Company to pay for his shares.

  In October 1996, the Company issued options to purchase 46,080 shares of Common Stock at an exercise price of $4.17 per share to each of its two new independent directors under the Directors' Plan.

  In December 1996, the Company issued 144,000 shares of Common Stock to an officer upon the exercise of a warrant granted in 1993 at $2.90 per share for total consideration of $417,000, which the officer borrowed from the Company to pay for his shares.

  In December 1996, the Company issued a warrant to purchase 9,600 shares of Common Stock at $5.21 per share to Aberlyn Capital in connection with the funding of a $750,000 loan to the Company.

  In January 1997, the Company issued 76,800 shares of Common Stock at $6.51 per share to Sachnoff & Weaver, Ltd. Sachnoff & Weaver, Ltd. paid $102,415 and delivered a promissory note to the Company for the balance in the amount of $397,585 secured by 61,069 shares of Common Stock. The note bears interest at 8.25% per annum and is due on March 18, 2001. As of June 17, 1997, the note had an outstanding balance of $362,260.

  In March 1997, two officers each purchased 179,712 shares of Common Stock at $6.51 per share for total consideration of $2,340,000. The officers each borrowed $1,170,000 from the Company to pay for these shares.

  In April 1997, the Company granted three directors options to purchase a total of 2,880 shares of Common Stock at $8.33 per share pursuant to the terms of the Directors' Plan.

  In May and June 1997, the Company issued shares of Series B Preferred Stock which are convertible into an aggregate of 845,700 shares of Common Stock at a post-conversion price of $11.70 per share (based on an assumed initial public offering price of $13.00 per share in this offering) to two collaboration partners for total consideration of $10,000,000.

  In June 1997, the Company issued 241,016 shares of Common Stock upon the exercise of warrants granted to a stockholder in November 1994 and July 1995 at $3.42 and $4.17 per share, respectively.

  In June 1997, the Company issued 2,193 shares of Common Stock to a vendor at $6.51 per share pursuant to an agreement for services completed in January 1997.

  Between April 1995 and June 30, 1997, the Company granted options to purchase an aggregate of 739,515 shares of Common Stock, net of cancelled options, at exercise prices ranging from $4.17 to $8.33, pursuant to the Stock Option Plan for the purpose of incentivizing employees and attracting and retaining executive officers and other key employees, directors and members of its SAB.

  Immediately prior to the closing of this offering, the Company will issue shares of Common Stock in connection with a 1.92-for-1 stock split.

  Except as described above, no underwriters were engaged in connection with the foregoing sales of securities. Such sales of shares of Common Stock and Series A Preferred Stock were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering and, with the exception of certain persons who purchased shares in the April 1994 offering, all purchasers were accredited investors as such term is defined in Rule 501(a) of Regulation D. Issuances of options to the Company's employees, directors and members of its SAB were made pursuant to Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
    1.1      Form of Underwriting Agreement**
    3.1(a)   Amended and Restated Articles of Incorporation of the Company, as
             amended**
    3.1(b)   Certificate of Designations, Preferences and Rights of Series B
             Preferred Stock**
    3.2      By-Laws of the Company**
    4.1      Specimen Common Stock certificate**
    4.2      Form of Registration Rights Agreement**
    4.3      Form of Warrant Agreement**
    5.1      Opinion of Sachnoff & Weaver, Ltd.**
   10.1      Form of Indemnification Agreement between the Company and each of its directors and officers**
   10.2      Stock Option Plan, as amended**#
   10.3(a)   Employment Agreement between the Company and Dr. Radoje T.
             Drmanac**#
   10.3(b)   Employment Agreement between the Company and Dr. Radomir B.
             Crkvenjakov**#
   10.4      Non-Employee Director Stock Option Plan**#
   10.5      Patent License Agreement between Arch Development Corporation and
             Hyseq, Inc. dated June 7, 1994+
   10.6      License Agreement between Hyseq Diagnostics, Inc. and SmithKline
             Beecham Clinical Laboratories, Inc. dated September 25, 1995, as amended+
   10.7      Stock Purchase Agreement for Series B Convertible Preferred Stock
             dated as of May 28, 1997**
   10.8      Collaboration Agreement between Hyseq Inc. and Chiron Corporation dated as of May 30, 1997+

 10.9 Collaboration Agreement between Hyseq Inc. and The Perkin-Elmer
      Corporation dated as of May 30, 1997**+
 11.1 Statement of Computation of Net Loss Per Share**
 21.1 Subsidiaries of Hyseq, Inc.**
 23.1 Consent of Ernst & Young LLP, Independent Auditors**
 23.2 Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5.1)**
 23.3 Consent of McCutchen, Doyle, Brown & Enersen, LLP**
 24.1 Power of Attorney**
 27.1 Financial Data Schedule**

--------
*  To be supplied by amendment.
** Previously filed.

# Denotes compensation plan in which an executive officer or director participates.

+ Portions have been omitted pursuant to a request for confidential treatment. Unredacted agreements have been filed with the Commission.

(b) Financial Statement Schedule(s).

    None

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes as follows:

  To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 7th day of August, 1997.

                                          HYSEQ, INC.


                                          By:   /s/ Lewis S. Gruber
                                                -----------------------------
                                                LEWIS S. GRUBER
                                                President and Chief Executive
                                                Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of August, 1997.

              SIGNATURE                            TITLE
              ---------                            -----

                  *                    Chairman of the Board
      -------------------------
           ROBERT D. WEIST

         /s/ Lewis S. Gruber           President and Chief Executive
      -------------------------         Officer, Director (Principal
           LEWIS S. GRUBER              Executive Officer)

       /s/ Christopher R. Wolf         Executive Vice President and
      -------------------------         Chief Financial Officer
         CHRISTOPHER R. WOLF            (Principal Financial and
                                        Accounting Officer)

                  *                    Director
      -------------------------
          RADOJE T. DRMANAC

                  *                    Director
      -------------------------
       RADOMIR B. CRKVENJAKOV

                  *                    Director
      -------------------------
         RAYMOND F. BADDOUR

                  *                    Director
      -------------------------
          GRETA E. MARSHALL

                  *                    Director
      -------------------------
       THOMAS N. MCCARTER III

                  *                    Director
      -------------------------
          KENNETH D. NOONAN



*By:   /s/ Lewis S. Gruber
     --------------------------
     LEWIS S. GRUBER
     Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
    1.1      Form of Underwriting Agreement**
    3.1(a)   Amended and Restated Articles of Incorporation of the Company, as
             amended**
    3.1(b)   Certificate of Designations, Preferences and Rights of Series B
             Preferred Stock**
    3.2      By-Laws of the Company**
    4.1      Specimen Common Stock certificate**
    4.2      Form of Registration Rights Agreement**
    4.3      Form of Warrant Agreement**
    5.1      Opinion of Sachnoff & Weaver, Ltd.**
   10.1      Form of Indemnification Agreement between the Company and each of its directors and officers**
   10.2      Stock Option Plan, as amended**#
   10.3(a)   Employment Agreement between the Company and Dr. Radoje T.
             Drmanac**#
   10.3(b)   Employment Agreement between the Company and Dr. Radomir B.
             Crkvenjakov**#
   10.4      Non-Employee Director Stock Option Plan**#
   10.5      Patent License Agreement between Arch Development Corporation and
             Hyseq, Inc. dated June 7, 1994+
   10.6      License Agreement between Hyseq Diagnostics, Inc. and SmithKline
             Beecham Clinical Laboratories, Inc. dated September 25, 1995, as amended+
   10.7      Stock Purchase Agreement for Series B Convertible Preferred Stock
             dated as of May 28, 1997**
   10.8      Collaboration Agreement between Hyseq Inc. and Chiron Corporation dated as of May 30, 1997+
   10.9      Collaboration Agreement between Hyseq Inc. and The Perkin-Elmer
             Corporation dated as of May 30, 1997**+
   11.1      Statement of Computation of Net Loss Per Share**
   21.1      Subsidiaries of Hyseq, Inc.**
   23.1      Consent of Ernst & Young LLP, Independent Auditors**
   23.2      Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5.1)**
   23.3      Consent of McCutchen, Doyle, Brown & Enersen, LLP**
   24.1      Power of Attorney**
   27.1      Financial Data Schedule**

--------
*  To be supplied by amendment.
** Previously filed.
# Denotes compensation plan in which an executive officer or director participates.
+ Portions have been omitted pursuant to a request for confidential treatment. Unredacted agreements have been filed with the Commission.